P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE AND
NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2010

MELVILLE, N.Y., November 10, 2010 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2010.

P&F Industries Inc. reported revenue from continuing operations of $14,267,000 and $38,734,000, respectively, for the three and nine-month periods ended September 30, 2010, compared to $13,144,000 and $39,438,000, respectively, for the same periods in 2009. For the three-month period ended September 30, 2010, the Company reported income after taxes from continuing operations of $632,000, compared to $56,000 during the three-month period ended September 30, 2009.  For the nine month period ended September 30, 2010, the Company reported income after tax from continuing operations of $194,000, compared to a loss from continuing operations of $354,000 in the same period a year ago.

The Company reported basic and diluted earnings (loss) per common share of:

	For the three month period ended September 30		For the nine month period ended September 30
	2010	2009	2010	2009
Basic and diluted earnings (loss) per common share
Continuing operations	$0.17	$0.02	$0.05	$(0.10)
Discontinued operations	0.06	(0.23)	(3.44)	(0.44)
Net income (loss)	$0.23	$(0.21)	$(3.39)	$(0.54)

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “The improvement in our after tax profit from continuing operations this quarter compared to the same period in 2009, is primarily due to increased revenue and cost reductions throughout our organization that started over a year ago.  It is our objective to maintain the momentum created this quarter into the future.”  Mr. Horowitz further commented, “I believe the new credit facility entered into with Capital One Leverage Finance, will provide added financial flexibility and stability to the Company, due primarily to greater application of our collateral as well as new extended terms on our long term debt.  As a result, I believe the Company will be better positioned to take advantage of opportunities as the economy improves.

The Company reported fiscal third quarter of 2010 revenue at its Tools segment of $10,609,000, compared to $9,753,000 in the same period a year ago. Specifically, revenue at Florida Pneumatic was $7,241,000 this quarter compared to $6,483,000 during the same three-month period in 2009.  Florida Pneumatic’s revenue for the nine-month period ended September 30, 2010, was $16,902,000 compared to $17,313,000 for the same period in 2009.  Revenue at Hy-Tech Machine for the three and nine-month periods ended June 30, 2010 was $3,368,000 and $10,222,000, respectively, compared to $3,270,000 and $10,921,000, respectively, for the same periods in the prior year.

The Countrywide Hardware segment, which, now consists only of Nationwide Industries, Inc., reported revenue for the three and nine-month periods ended September 30, 2010 of $3,658,000 and $11,610,000, respectively, compared to $3,391,000 and $11,204,000 for the same periods in the prior year.

During the three and nine-month periods ended September 30, 2010, the Company reported consolidated gross margin of 33.2% and 34.7%, respectively, compared to 33.1% and 31.5%, respectively, for the same periods in 2009. Gross margin at the Tools segment increased to 32.5% from 31.9% in the same three-month period the prior year. During the nine-month period ended September 30, 2010, gross margin for the Tools segment increased to 33.5%, from 31.3% in the same period in 2009.  Gross margins at Florida Pneumatic were the same for the three-month periods ended September 30, 2010 and 2009. However, its year to date, gross margin improved 4.6 percentage points over the prior year.  This improvement was driven by improved mix of products sold, improved pricing from its overseas suppliers, lower indirect labor and improved utilization of fixed overhead.  Gross margin at Hy-Tech for the three-month period ended September 30, 2010 increased more than 2.3 percentage points compared to the third quarter of 2009, due primarily to reductions of certain manufacturing costs and improved manufacturing overhead absorption. However, its year-to-date gross margin decreased 1.2 percentage points when compared to the same period in 2009.  This decrease was due primarily to lower year to date manufacturing overhead absorption, which was due to less production through the facility.

Nationwide’s gross margin for the three-month period ended September 30, 2010 was 35.2% compared to 36.4% for the same 2009, due primarily to product mix, however, gross margin at Nationwide for the nine-month period ended September 30, 2010 was 37.3% compared to 31.9% during the same period in 2009. This year-to-date improvement in gross margin is primarily the result of product mix, reductions in the cost of products and improved absorption of warehouse overhead.

For the three and nine-month periods ended September 30, 2010, the Company’s selling, general and administrative expenses were $3,845,000 and $12,246,000, compared to $3,909,000 and $11,935,000 for the same periods in 2009.  When comparing the three-month periods ended September 30, 2010 and 2009, the Company had decreases in warranty costs and legal and professional fees, which were partially offset by increases in commissions, freight out and performance based compensation at the subsidiary level only.  Significant factors causing our nine-month selling, general and administrative expenses to increase were $509,000 of professional fees and bank charges, most of which were incurred in connection with our efforts to resolve matters with our previous banks, including a new waiver and amendment entered into during the second quarter of this year, and $121,000 of additional depreciation, offset by reductions in total compensation and benefits of $233,000 and lower stock-based compensation of $86,000.

Interest expense was $264,000 for the three-month period ended September 30, 2010, a decrease of $104,000 from $368,000 incurred in the same period in 2009. The most significant factor causing this decrease was the receipt in May 2010 of a tax refund of approximately $3.3 million. Approximately $1.9 million of the tax refund was used to pay down the term note with our previous lenders, with a  portion of the balance reducing the then revolving credit loan. Interest expense for the nine-month period ended September 30, 2010 was $995,000 compared to $990,000 for the same period in the prior year.

OTHER INFORMATION

P&F Industries has scheduled a conference call for November 11, 2010, at 11:00 A.M., Eastern Time to discuss its third quarter of 2010 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 407-9210, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 12, 2010.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements, potential exposure to the Company in connection with PNC Bank’s decision to foreclose on the assets of Old Stairs, Co, LLC, formerly WM Coffman and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These risks could cause the Company’s actual results for the 2010 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

In Thousand $	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Cash	$430	$546
Accounts receivable - net	9,029	7,545
Inventories - net	18,706	19,746
Notes and other receivables	69	110
Deferred income taxes - net	670	670
Income tax refund receivable	--	3,270
Prepaid expenses and other current assets	516	169
Assets of discontinued operations	128	10,797
Total current assets	29,548	42,853

Property and equipment	25,284	25,156
Less accumulated depreciation and amortization	13,205	11,990
Net property and equipment	12,079	13,166
Goodwill	5,150	5,150
Other intangible assets - net	2,388	2,651
Deferred income taxes – net	1,437	1,437
Assets of discontinued operations	16	3,924
Other assets – net	233	237

Total assets	$50,851	$69,418

Liabilities and Shareholders’ Equity
Short-term borrowings	$11,300	$16,300
Accounts payable	3,745	1,396
Other accrued liabilities	3,483	2,003
Liabilities of discontinued operations	12,560	9,719
Current maturities of long-term debt	4,814	5,015
Total current liabilities	35,902	34,433

Long-term debt, less current maturities	1,172	4,148
Liabilities of discontinued operations	310	5,222
Total liabilities	37,384	43,803

Total shareholders' equity	13,467	25,615

Total liabilities and shareholders' equity	$50,851	$69,418

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended September 30,		Nine months ended September 30,
In Thousand $	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$14,267	$13,144	$38,734	$39,438
Cost of sales	9,526	8,798	25,304	27,024
Gross profit	4,741	4,346	13,430	12,414
Selling, general and admin expenses	3,845	3,909	12,246	11,935
Operating income	896	437	1,184	479
Interest expense	264	368	990	995
Income (loss) from continuing operations before income taxes	632	69	194	(516)
Income tax (benefit) expense	0	13	0	(162)
Net income (loss) from continuing operations	632	56	194	(354)
Income (loss) from discontinued operations (net of tax benefit of $-0- for the three and nine- month periods ended September 30, 2010 and $344 and $670 for three and nine-month periods ended June 30,2009)	200	(832)	(12,429)	(1,593)
Net income (loss)	$832	$(776)	$(12,235)	$(1,947)

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